Exhibit 99.1

LOCK-UP AGREEMENT

May 14, 2024

Craig-Hallum Capital Group LLC

RE:	Aspen Aerogels, Inc. | Block Trade

Ladies and Gentlemen:

The undersigned proposes to sell shares (the “Securities”) of the common stock of the Company (the “Common Stock”) of Aspen Aerogels, Inc., a Delaware corporation (the “Company”), held by the undersigned or its affiliates (the “Trade”) through Craig-Hallum Capital Group LLC, as agent (the “Agent”).

LOCK-UP

In consideration of the Agent’s agreement to serve as broker for the Trade of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Agent, the undersigned will not, and will not cause any direct or indirect affiliate to, during the period beginning on the date of the first Securities confirmed for sale in the Trade (the “Initial Trade Date”) and ending at the close of business 60 days after the Initial Trade Date (such period, the “Restricted Period”):

(1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and securities which may be issued upon exercise of a stock option or warrant) (collectively with the Common Stock, the “Lock-Up Securities”), provided that the PIK Toggle Notes (as defined below) shall not be Lock-Up Securities,

(2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above (any such transaction, a “Transfer”) is to be settled by delivery of Lock-Up Securities, in cash or otherwise,

(3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities, or

(4) publicly disclose the intention to do any of the foregoing.

The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by the undersigned or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Lock-Up Securities, in cash or otherwise.

The undersigned further confirms that it has furnished the Agent with the details of any transaction the undersigned, or any of its affiliates, is a party to as of the date hereof, which transaction would have been restricted by this Letter Agreement (the “Letter Agreement”) if it had been entered into by the undersigned during the Restricted Period.

As used herein, “PIK Toggle Notes” refers to the Convertible Senior PIK Toggle Notes due 2027 issued to the undersigned, pursuant to that certain note purchase agreement, dated as of February 15, 2022 and subsequently amended by an amendment to the PIK Toggle Notes, dated as of November 28, 2022, as the foregoing may be amended from time to time.

LOCK-UP EXCEPTIONS

Notwithstanding the foregoing, the undersigned may:

(a)	Transfer or dispose of the undersigned’s Lock-Up Securities:

(i) as a bona fide gift or gifts, or for bona fide estate planning purposes,

(ii) by will or intestacy,

(iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin),

(iv) to a corporation, partnership, limited liability company or other entity of which the undersigned or the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests,

(v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above,

(vi) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution or other Transfer to the members, partners, shareholders or other equity holders of the undersigned,

(vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, or related court order,

(viii) to the Company from an employee of the Company upon death, disability or termination of employment, in each case, of such employee,

(ix) as a sale of shares of Common Stock acquired in open market transactions after the Initial Trade Date,

(x) to the Company in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of Common Stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, provided that any such shares of Common Stock received upon such exercise, vesting or settlement (other than such shares as are transferred or surrendered to the Company in connection with such vesting, settlement or exercise event) shall be subject to the terms of this Letter Agreement, and provided further that any such restricted stock units, options, warrants or rights are held by the undersigned pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in the Company’s Form 10-K for the fiscal year ended December 31, 2023 or subsequent filings with the SEC, or

(xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company and made to all holders of the Company’s capital stock involving a Change of Control1 of the Company; provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the undersigned’s Lock-Up Securities shall remain subject to the provisions of this Letter Agreement;

provided that,

(A)	in the case of any Transfer or distribution pursuant to clauses (a)(i), (ii), (iii), (iv) and (v), such transfer shall not involve a disposition for value,

(B)

in the case of any transfer or distribution pursuant to clauses (a)(i), (ii), (iii), (iv), (v) and (vii), each donee, devisee, transferee or distributee shall execute and deliver to the Agent a lock-up letter in the form of this Letter Agreement, and in the case of any transfer or distribution pursuant to clause (vi), the undersigned shall cause each transferee or distribute to be subject to the restrictions set forth in this Letter Agreement,

(C)

in the case of any transfer or distribution pursuant to clause (a)(ii), (iii), (iv), (v) and (ix), no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Exchange Act, or other public announcement reporting a reduction in beneficial ownership of shares of Common Stock shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Restricted Period referred to above), and

(D)

in the case of any transfer or distribution pursuant to clauses (a)(i), (vii), (viii) and (x) it shall be a condition to such transfer that no public filing, report or announcement shall be voluntarily made and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Common Stock in connection with such transfer or distribution shall be legally required during the Restricted Period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer;

(b) exercise outstanding options, settle restricted stock units or other equity awards or exercise outstanding warrants pursuant to plans described in the Company’s Form 10-K for the fiscal year ended December 31, 2023 or subsequent filings with the SEC; provided that any Lock-up Securities received upon such exercise, vesting or settlement shall be subject to the terms of this Letter Agreement; provided that if the undersigned is required to make any filing under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), or other public filing, report or announcement during the

[1]

“Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than the Agent pursuant to the Trade), of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold more than 60% of the outstanding voting securities of the Company (or the surviving entity).

Restricted Period, the undersigned shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause and that the shares of Common Stock received upon the exercise or settlement, as applicable, of the stock option, warrant or restricted stock unit or other right or vesting event are subject to this Letter Agreement, and no public filing, report or announcement shall be voluntarily made; and

(c) establish trading plans pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Lock-Up Securities (each such plan, a “Trading Plan”); provided that (1) such Trading Plans do not provide for the transfer of Lock-Up Securities during the Restricted Period and (2) no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such Trading Plan during the Restricted Period in contravention of this Lock-Up Agreement.

BENEFICIAL OWNERSHIP

If the undersigned is not a natural person, the undersigned represents and warrants that no single natural person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) other than a natural person, entity or “group” (as described above) that has, or is controlled by a person that has, executed a Letter Agreement in substantially the same form as this Letter Agreement, beneficially owns, directly or indirectly, 50% or more of the common equity interests, or 50% or more of the voting power, in the undersigned.

TRANSFER AGENT

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

POWER AND AUTHORITY

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

NO AGENT RECOMMENDATION

The undersigned acknowledges and agrees that the Agent has not provided any recommendation or investment advice nor has the Agent solicited any action from the undersigned with respect to the Trade and the undersigned has consulted its own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Agent may be required or choose to provide certain Regulation Best Interest and Form CRS disclosures to the undersigned in connection with the Trade, the Agent is not making a recommendation to you to enter into this Letter Agreement, and nothing set forth in such disclosures is intended to suggest that the Agent are making such a recommendation.

MISCELLANEOUS

The undersigned hereby consents to receipt of this Letter Agreement in electronic form and understands and agrees that this Letter Agreement may be signed electronically. In the event that any signature is delivered by facsimile transmission, electronic mail, or otherwise by electronic transmission (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) evidencing an intent to sign this Letter Agreement, such facsimile transmission, electronic mail or other electronic transmission shall create a valid and binding obligation of the undersigned with the same force and effect as if such signature were an original. Execution and delivery of this Letter Agreement by facsimile transmission, electronic mail or other electronic transmission is legal, valid and binding for all purposes.

[Signature page follows]

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

Wood River Capital, LLC
Name of Security Holder (Print exact name)

By:	/s/ Raffaele Fazio
Signature

Raffaele Fazio
Name of Authorized Signatory (Print)

Secretary
Title of Authorized Signatory (Print)

(indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

Koch Industries, Inc.
Name of Security Holder (Print exact name)

By:	/s/ Raffaele Fazio
Signature

Raffaele Fazio
Name of Authorized Signatory (Print)

Assistant Secretary
Title of Authorized Signatory (Print)

(indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

[Signature page to Lock-Up Agreement]